Exhibit 99.1

Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Appoints
Louis DiPietro as Senior Vice President, General Counsel and Corporate Secretary

DALLAS, Texas - (Business Wire) - December 17, 2018 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, announced the appointment of Louis DiPietro as the Company’s Senior Vice President, General Counsel and Corporate Secretary, effective December 17, 2018, replacing Maria Mayer, who has left the Company.

Fiesta President and Chief Executive Officer Richard Stockinger said, "The leadership team and I are delighted to have Lou join Fiesta. His background, experience and accomplishments, especially as the former Senior Vice President and General Counsel at Panera Bread Company, will be extremely valuable as we continue to implement our strategic growth plans. Lou has over a decade of relevant industry experience that I am confident will serve the company well as we set course for future growth and build long term shareholder value."

Mr. DiPietro brings with him 22 years of experience and expertise in the areas of Corporate Governance, SEC rules and regulations, contract negotiations, mergers, acquisitions, dispositions and restaurant refranchising. Most recently, Mr. DiPietro served as Senior Vice President, General Counsel and Corporate Secretary of Panera Bread Company ("Panera"). During Mr. DiPietro’s 12-year career at Panera, he held several roles of increasing responsibility in the legal department. Prior to joining Panera, Mr. DiPietro held a variety of legal positions including General Counsel for Mainspring Communications, a publicly traded management consulting firm, until it was acquired by IBM. Mr. DiPietro earned his B.A. and J.D. from Boston College.

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc., owns, operates and franchises Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.